Exhibit 99.2

UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

The following unaudited condensed combined consolidated pro forma financial statements were prepared in connection with the proposed acquisitions by Constellation Brands, Inc. (“Constellation” or the “Company”), pursuant to certain agreements entered into among Constellation, Anheuser-Busch InBev SA/NV (“ABI”) and Grupo Modelo, S.A.B. de C.V. (“Grupo Modelo”) relating to the acquisition by Constellation of (i) Grupo Modelo’s 50% equity interest in Crown Imports LLC (“Crown”), a joint venture between Constellation and GModelo Corporation, a wholly-owned subsidiary of Grupo Modelo, (ii) all of the capital stock of Compañia Cervecera de Coahuila, S.A. de C.V. (the “Brewery Company”), which owns and operates Grupo Modelo’s Piedras Negras brewery located in Nava, Coahuila, Mexico (the “Brewery”), (iii) all of the capital stock of Servicios Modelo de Coahuila, S.A. de C.V., which provides personnel and services for the operation and maintenance of the Brewery (the “Brewery Services Company” and together with the Brewery Company, the “Brewery Companies”), and (iv) an irrevocable, fully-paid license to produce in Mexico (or worldwide under certain circumstances) and exclusively import, market and sell the Modelo Mexican beer brands currently sold by Crown in the U.S. and Guam and certain extensions through a sub-license agreement (collectively, the “Acquisitions”). The business of the Brewery Companies that is proposed to be acquired by Constellation is referred to as the “Brewery Business” and the acquisition thereof by Constellation is referred to as the “Brewery Acquisition.” The acquisition by Constellation of the 50% equity interest in Crown is referred to as the “Crown Acquisition.”

The following unaudited condensed combined consolidated pro forma financial statements as of February 28, 2013 and for the twelve months then ended gives effect to the Crown Acquisition and the Brewery Acquisition. The unaudited condensed combined consolidated pro forma financial statements shown below reflect historical financial information and have been prepared on the basis that the Crown Acquisition and the Brewery Acquisition will be accounted for using the acquisition method of accounting under Accounting Standards Codification Topic 805: Business Combinations. Accordingly, the assets acquired and liabilities assumed, will be measured at their respective fair values with any excess reflected as goodwill. The unaudited condensed combined consolidated pro forma financial statements presented assume that Crown and the Brewery Companies will become wholly-owned subsidiaries of the Company.

The unaudited condensed combined consolidated pro forma financial statements should be read in conjunction with the notes to the unaudited condensed combined consolidated pro forma financial statements. The unaudited condensed combined consolidated pro forma financial statements and the notes to the unaudited condensed combined consolidated pro forma financial statements were based on, and should be read in conjunction with:

•	Constellation’s historical audited consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the fiscal year ended February 28, 2013,

•

The financial statements of Crown as of December 31, 2012 and 2011 and for the three years ended December 31, 2012 filed as an exhibit to Constellation’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013, and

•

The carve-out combined historical financial statements of the Brewery Business as of December 31, 2012 and 2011 and as of January 1, 2011 and for the years ended December 31, 2012 and 2011 furnished as Exhibit 99.1 to the Current Report on Form 8-K to which this Exhibit 99.2 is an exhibit.

The process of valuing the tangible and intangible assets and liabilities of Crown and the Brewery Business has not yet commenced. Accordingly, the purchase price adjustments included in the unaudited condensed combined consolidated pro forma financial statements are based on a number of assumptions as more fully described in the notes to the unaudited condensed combined consolidated pro forma financial statements. A determination of these fair values, which cannot be made prior to the completion of the Acquisitions, will include management’s consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of Crown and the Brewery Business as acquired by the Company that exist as of the date of completion of each acquisition. The actual amounts recorded following the completion of the Acquisitions may be materially different from the information presented in the unaudited condensed combined consolidated pro forma financial statements due to a number of factors, including:

•	timing of closing the Acquisitions,

•	changes in the net assets of the Brewery Business or Crown,

•	changes in the market conditions and financial results which may impact cash flow projections in the valuation, and

•	other changes in market conditions which may impact the fair value of the net assets of the Brewery Business or Crown.

Historical financial information of the Company, Crown and the Brewery Business has been adjusted in the unaudited condensed combined consolidated pro forma financial statements to give effect to pro forma events that are:

•	directly attributable to the Acquisitions,

•	factually supportable, and

•	with respect to the unaudited condensed combined consolidated pro forma statement of income, expected to have a continuing impact on the combined results.

The unaudited condensed combined consolidated pro forma financial statements do not reflect any revenue enhancements, cost savings from operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or other restructurings, which could result from the Acquisitions.

The pro forma adjustments are based upon available information and assumptions that management of the Company believe reasonably reflects the Acquisitions. The unaudited condensed combined consolidated pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Acquisitions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or the financial position of the Company.

Unaudited Condensed Combined Consolidated Pro Forma Statement of Income

For the Twelve Months Ended February 28, 2013

(in millions, except per share amounts)

	Historical							Condensed Combined Consolidated Pro Forma Year Ended February 28, 2013
	Company	Crown	Brewery Business
	Year Ended February 28, 2013	Year Ended December 31, 2012	Year Ended December 31, 2012 (Note 3)	Elimination Adjustments (Note 4)		Pro Forma Adjustments (Note 5)
Sales	$3,171.4	$2,778.6	$753.6	$(737.5	)(a), (b)	$—		$5,966.1
Other income	—	—	98.3	(92.7	)(c)	—		5.6
Less—excise taxes	(375.3)	(214.7)	—	—		—		(590.0)

Net sales	2,796.1	2,563.9	851.9	(830.2)		—		5,381.7
Cost of product sold	(1,687.8)	(1,818.1)	(575.5)	830.2	(a), (b), (c)	95.9	(a)	(3,155.3)

Gross profit	1,108.3	745.8	276.4	—		95.9		2,226.4
Selling, general and administrative expenses	(584.7)	(303.9)	(51.0)	—	(d)	(1.8	)(b)	(941.4)
Restructuring charges	(0.7)	—	—	—		—		(0.7)

Operating income	522.9	441.9	225.4	—		94.1		1,284.3
Equity in earnings of equity method investees	233.1	—	—			(221.1	)(b)	12.0
Interest (expense) income, net	(227.1)	0.1	(15.6)	—		(139.9	)(c)	(382.5)
Loss on write-off of financing costs	(12.5)	—	—	—		—		(12.5)

Income before income taxes	516.4	442.0	209.8	—		(266.9)		901.3
Provision for income taxes	(128.6)	—	(58.2)	—		(60.4	)(d)	(247.2)

Net income	$387.8	$442.0	$151.6	$—		$(327.3)		$654.1

SHARE DATA:
Earnings per common share:
Basic—Class A Common Stock	$2.15							$3.63
Basic—Class B Convertible Common Stock	$1.96							$3.30

Diluted—Class A Common Stock	$2.04							$3.44
Basic—Class B Convertible Common Stock	$1.87							$3.16

Weighted average common shares outstanding:
Basic—Class A Common Stock	158.658							158.658
Basic—Class B Convertible Common Stock	23.532							23.532

Diluted—Class A Common Stock	190.307							190.307
Basic—Class B Convertible Common Stock	23.532							23.532

See accompanying notes to unaudited condensed combined consolidated pro forma financial statements.

Unaudited Condensed Combined Consolidated Pro Forma Balance Sheet

As of February 28, 2013

($ in millions)

	Historical
	Company	Crown	Brewery Business					Condensed Combined Consolidated Pro Forma February 28, 2013
	February 28, 2013	December 31, 2012	December 31, 2012	Elimination Adjustments		Pro Forma Adjustments
Assets
Current assets:
Cash and cash investments	$331.5	$57.0	$20.8	$—		$(308.2	)(b), (c)	$101.1
Accounts receivable, net	471.9	107.4	55.5	(16.6	)(e)	—		618.2
Inventories	1,480.9	123.6	79.2	—		—		1,683.7
Prepaid expenses and other	186.9	21.8	9.6	—		93.5	(b)	311.8

Total current assets	2,471.2	309.8	165.1	(16.6)		(214.7)		2,714.8
Property, plant and equipment, net	1,229.0	9.0	646.1	—		—		1,884.1
Goodwill	2,722.3	13.0	—	—		5,965.0	(b)	8,700.3
Intangible assets, net	871.4	14.2	—	—		12.1	(b)	897.7
Other assets, net	344.2	0.4	4.0			60.1	(b)	408.7

Total assets	$7,638.1	$346.4	$815.2	$(16.6)		$5,822.5		$14,605.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable to banks	$—	$—	$—	$—		$—		$—
Current maturities of long-term debt	27.6	—	116.7	—		(116.7	)(c)	27.6
Accounts payable	209.0	54.8	63.2	(16.6	)(e)	—		310.4
Accrued excise taxes	18.9	5.3	—	—		—		24.2
Other accrued expenses and liabilities	422.4	47.2	14.3	—		558.0	(c)	1,041.9

Total current liabilities	677.9	107.3	194.2	(16.6)		441.3		1,404.1
Long-term debt, less current maturities	3,277.8	—	111.1	—		4,388.9	(c)	7,777.8
Deferred income taxes	599.6	—	59.1			(36.0	)(b)	622.7
Other liabilities	222.5	5.1	1.4	—		—		229.0
Stockholders’ equity	2,860.3	234.0	449.4			1,028.3	(b), (c), (e)	4,572.0

Total liabilities and stockholders’ equity	$7,638.1	$346.4	$815.2	$(16.6)		$5,822.5		$14,605.6

See accompanying notes to unaudited condensed combined consolidated pro forma financial statements.

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED PRO FORMA

FINANCIAL STATEMENTS

1. Basis of pro forma presentation

The unaudited condensed combined consolidated pro forma statement of income for the year ended February 28, 2013 is presented on a basis to reflect the Acquisitions and related pro forma adjustments as if they had occurred on March 1, 2012. The unaudited condensed combined consolidated pro forma balance sheet as of February 28, 2013 is presented on a basis to reflect the Acquisitions and related pro forma adjustments as if they had occurred on February 28, 2013. Because of different fiscal period ends, and in order to present results for comparable periods, the unaudited condensed combined consolidated pro forma statement of income for the year ended February 28, 2013 combines the Company’s historical consolidated statement of income for the year then ended with Crown’s historical statement of income for its fiscal year ended December 31, 2012 and with the Brewery Business’ carve-out combined income statement for its fiscal year ended December 31, 2012.

The Company’s U.S. GAAP financial information as of and for the year ended February 28, 2013 has been derived without adjustment from the audited financial statements contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on April 29, 2013. Crown’s U.S. GAAP financial information as of and for the year ended December 31, 2012 has been derived without adjustment from the audited financial statements filed with the SEC on April 29, 2013 as an exhibit to the Company’s Annual Report on Form 10-K.

The Brewery Business’ historical carve-out combined financial statements as of and for the year ended December 31, 2012 have been prepared under IFRS as issued by the IASB. The financial information for the Brewery Business has been derived from the audited carve-out combined financial statements as of December 31, 2012 and 2011 and as of January 1, 2011 and for the years ended December 31, 2012 and 2011. These audited carve-out combined financial statements were originally prepared using Mexican pesos as the reporting currency and have been converted into U.S. dollars in the unaudited condensed combined consolidated pro forma financial statements using the methodology and the exchange rates as explained in Note 3 to the unaudited condensed combined consolidated pro forma financial statements. Adjustments for the significant differences between IFRS and U.S. GAAP have been made to convert the Brewery Business’ IFRS financial information to U.S. GAAP as explained in Note 3 to the unaudited condensed combined consolidated pro forma financial statements.

Adjustments reflected in the unaudited condensed combined consolidated pro forma balance sheet give effect to events that are directly attributable to the transaction and are factually supportable. Adjustments reflected in the unaudited condensed combined consolidated pro forma statement of income include those items that are directly attributable to the transaction, factually supportable and expected to have a continuing impact.

The process of valuing the tangible and intangible assets and liabilities of Crown and the Brewery Business has not yet commenced. Accordingly, the purchase price adjustments included in the unaudited condensed combined consolidated pro forma financial statements are based on a number of assumptions as set out in Note 5.

A determination of fair values, which cannot be made prior to the completion of the Acquisitions, will include management’s consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of Crown and the Brewery Business as acquired by the Company that exist as of the date of completion of the Acquisitions. The actual amounts recorded following the completion of the Acquisitions may be materially different from the information presented in these unaudited condensed combined consolidated pro forma financial statements due to a number of factors, including:

•	timing of closing the Acquisitions;

•	changes in the net assets of the Brewery Business or Crown;

•	changes in the market conditions and financial results which may impact cash flow projections in the valuation; and

•	other changes in market conditions which may impact the fair value of the net assets of the Brewery Business or Crown.

The pro forma adjustments are based upon available information and assumptions that management of the Company believes reasonably reflect the Acquisitions. The unaudited condensed combined consolidated pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Acquisitions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

2. Summary of significant accounting policies

The unaudited condensed combined consolidated pro forma information has been compiled in a manner consistent with the accounting policies adopted by the Company. Adjustments were made for the significant differences between IFRS and U.S. GAAP for the Brewery Business, as set out further in Note 3. Apart from these adjustments, the accounting policies of Crown and the Brewery Business were not deemed to be materially different from those adopted by the Company. Other adjustments arising as part of eliminating transactions are described in Note 4 and acquisition accounting are described in Note 5.

3. Reconciliation of Brewery Business historical carve-out combined financial statements from IFRS to U.S. GAAP

The historical carve-out combined financial information of the Brewery Business was prepared in accordance with IFRS and prepared in Mexican pesos. The unaudited condensed combined consolidated pro forma financial statements include adjustments for the significant differences between IFRS and U.S. GAAP necessary to convert the financial statements of the Brewery Business from IFRS to U.S. GAAP and to translate the Mexican peso amounts into U.S. dollars. In addition, certain balances were reclassified from the Brewery Business carve-out combined financial statements so that their presentation would be consistent with the Company.

Carve-out combined statement of income

	For the Year Ended December 31, 2012
($ in millions of Mexican pesos or U.S. Dollars)	IFRS (MXN)	IFRS to U.S. GAAP Adjustments (MXN)		U.S. GAAP (MXN)	U.S. GAAP (USD)
Income Statement Data:
Sales	$9,902.4	$—		$9,902.4	$753.6
Other income	1,291.5	—		1,291.5	98.3

Net sales	11,193.9	—		11,193.9	851.9
Cost of product sold	(7,582.1)	20.2	(a), (b)	(7,561.9)	(575.5)

Gross profit	3,611.8	20.2		3,632.0	276.4
Selling, general and administrative expenses	(670.3)	—		(670.3)	(51.0)

Operating income	2,941.5	20.2		2,961.7	225.4
Interest expense, net	(205.6)	—		(205.6)	(15.6)

Income before income taxes	2,735.9	20.2		2,756.1	209.8
Provision for income taxes	(758.1)	(6.1	)(c)	(764.2)	(58.2)

Net income	$1,977.8	$14.1		$1,991.9	$151.6

Depreciation and amortization	$404.0	$(20.2	)(a), (b)	$383.8	$29.2

Carve-out combined statement of financial position

	As of December 31, 2012
($ in millions of Mexican pesos or U.S. Dollars)	IFRS (MXN)	IFRS to U.S. GAAP Adjustments (MXN)		U.S. GAAP (MXN)	U.S. GAAP (USD)
Assets
Current assets:
Cash and cash investments	$266.9	$—		$266.9	$20.8
Accounts receivable, net	713.2	—		713.2	55.5
Inventories	1,076.2	(59.0	)(d)	1,017.2	79.2
Prepaid expenses and other	14.2	109.5	(c), (d)	123.7	9.6

Total current assets	2,070.5	50.5		2,121.0	165.1

Property, plant and equipment, net	8,478.1	(175.2	)(a), (d)	8,302.9	646.1
Intangible assets, net	137.4	(137.4	)(b)	—	—
Other assets, net	—	51.4	(b), (c)	51.4	4.0

Total assets	$10,686.0	$(210.7)		$10,475.3	$815.2

Liabilities and parent’s net investment in subsidiary
Current liabilities:
Current maturities of long-term debt	$1,500.0	$—		$1,500.0	$116.7
Accounts payable	811.8	—		811.8	63.2
Other accrued expenses and liabilities	180.9	3.3	(c)	184.2	14.3

Total current liabilities	2,492.7	3.3		2,496.0	194.2

Long-term debt, less current maturities	1,427.0	—		1,427.0	111.1
Deferred income taxes	786.8	(26.5	)(a), (c)	760.3	59.1
Other liabilities	17.7	—		17.7	1.4
Parent’s net investment in subsidiary	5,961.8	(187.5	)(a), (b)	5,774.3	449.4

Total liabilities and parent’s net investment in subsidiary	$10,686.0	$(210.7)		$10,475.3	$815.2

The Brewery Business’ reporting currency for its historical carve-out combined financial information is the Mexican peso. The statement of income has been converted from Mexican pesos to U.S. dollars using the historical average exchange rate of 13.14 Mexican pesos per U.S. dollar for the year ended December 31, 2012. The statement of financial position has been converted using the spot rate of 12.85 Mexican pesos per U.S. dollar as of December 31, 2012. The conversion of Mexican peso amounts into U.S. dollar amounts is included solely for the convenience of readers. Such conversion should not be construed as representation that the Mexican peso amounts could be converted into U.S. dollars at that or any other rate.

U.S. GAAP adjustments

The significant differences between IFRS, as applied by the Brewery Business, and U.S. GAAP are as follows:

(a) Property, plant and equipment

The Brewery Business elected the option under IFRS 1, which permits property, plant and equipment at the time of initial measurement to be stated at their deemed cost (i.e. fair value or the value recognized under Mexican Financial Reporting Standards (“FRS”) at the date of transition). The Brewery Business elected to record certain property, plant and equipment at deemed cost recognized under Mexican FRS, which includes 36.6 million Mexican pesos in historical restated inflation effects. The Brewery Business also elected to record land at fair value and obtained appraisals of its land through an independent appraiser. The appraisals increased the value of land by an additional 90.0 million Mexican pesos on January 1, 2011. Under U.S. GAAP, the restated values and fair value adjustment to land would not be recorded and would be reversed to equity.

The deferred tax liability of approximately 36.7 million Mexican pesos associated with these adjustments would also be reversed against equity.

Lastly, an adjustment of 1.7 million Mexican pesos would be made to reverse depreciation expense associated with the restated values.

(b) Intangible assets

Under IFRS, disbursements in developing activities are recognized as intangible assets when the costs can be estimated reliably, the product or process is technically and commercially viable, possible future economic benefits are obtained and the Brewery Business has enough resources to complete the development to use and sell the asset. The costs are amortized based on the straight line method over the estimated useful life of the asset. Development expenses that do not qualify for capitalization are expensed as incurred.

Under U.S. GAAP, generally all research and development costs are expensed as incurred. As such, the Brewery Business’ capitalized development costs of 137.4 million Mexican pesos have been reversed to equity generating an additional long-term deferred tax asset of 39.8 million Mexican pesos. In addition, the associated amortization expense of 18.5 million Mexican pesos has also been reversed.

(c) Income taxes

Under IFRS, all deferred taxes are classified as noncurrent on the balance sheet net and they are netted within individual tax jurisdictions. Under U.S. GAAP, the classification of deferred tax assets and deferred tax liabilities follows the classification of the related, nontax asset or liability for financial reporting (as either current or noncurrent). If a deferred tax asset or liability is not associated with an underlying asset or liability, it is classified based on the anticipated reversal periods. Within an individual tax jurisdiction, current deferred taxes are generally offset and classified as a single amount and noncurrent deferred taxes are offset and classified as a single amount. As such, adjustments of 1.9 million Mexican pesos, 11.6 million Mexican pesos and 3.3 million Mexican pesos has been made to reclassify a portion of the deferred taxes to current deferred tax assets, long-term deferred tax assets and current deferred tax liabilities, respectively. Current deferred tax assets are included in prepaid expenses and other, long-term deferred tax assets are included in other assets, net and current deferred tax liabilities are included in other accrued expenses and liabilities in the U.S. GAAP pro forma balance sheet.

In addition, income tax (expense) benefit has been recorded on the U.S. GAAP pro forma adjustments to income at the statutory rate of 30 percent.

(d) Advance payments

Under IFRS, advance payments for the purchase of inventory and property, plant and equipment are presented in the balance sheet under each of their respective captions. Under U.S. GAAP, these advances to suppliers are shown in the balance sheet separately as short-term advance payments under prepaid expenses and other. As such, an adjustment to reclassify these advance payments from inventory and property, plant and equipment to prepaid expenses and other was made for 59.0 million and 48.6 million Mexican pesos, respectively.

4. Elimination adjustments

These adjustments are recorded to eliminate transactions between Crown, the Brewery Business and the Company. Eliminations include sales from the Brewery Business to Crown and other payments between the parties such as royalties, profit sharing and shared services. Refer to the adjustments below for more details:

(a) Sales

Historically the Brewery Business’ only indirect customer has been Crown and as a result those sales should be eliminated from the unaudited condensed combined consolidated pro forma financial statements. Total sales from Grupo Modelo to Crown were $1,273.6 million for the year ended December 31, 2012. The amount of sales and costs of product sold that related to the Brewery Business and were eliminated from the unaudited condensed combined consolidated pro forma financial statements for the year ended December 31, 2012 was $715.0 million.

The indirect inter-company sales between the Brewery Business and Crown would result in inter-company profit in Crown’s ending inventory balance. However, eliminating this inter-company profit in inventory is not required for the unaudited condensed combined consolidated pro forma financial statements as the adjustment would be entirely offset as a result of applying purchase accounting. Please refer to Note 5 for further discussion of the purchase accounting adjustments.

(b) Profit sharing

Crown has historically entered into a profit sharing methodology for certain Modelo Brands sold in the U.S. Pursuant to this methodology, Crown has agreed to share profit with Grupo Modelo dependent upon reaching certain market pricing above pricing benchmarks. The estimated profit sharing, net of certain expenses, was approximately $40.8 million for the year ended December 31, 2012. Of the total amount of profit sharing, $22.5 million relates to beer sales from the Brewery Business and as a result this amount has been eliminated from revenues and costs of product sold in the unaudited condensed combined consolidated pro forma financial statements.

(c) Royalties

Crown has historically paid to Grupo Modelo royalty fees in exchange for a sub-license agreement, whereby, Grupo Modelo granted Crown the exclusive sub-license to use certain Modelo Brands and trademarks within the U.S., the District of Columbia and Guam. Payments made by Crown to Grupo Modelo under the sub-license agreement amounted to approximately $170.3 million for the year ended December 31, 2012. Of the total amount of payments, $92.7 million relates to beer sales from the Brewery Business and as a result this amount has been eliminated from royalty income and costs of product sold in the unaudited condensed combined consolidated pro forma financial statements.

(d) Shared services

The Company has historically charged Crown for certain shared services including information technology, licensing, financial accounting, tax, administrative, legal and human resources. These charges were $6.7 million for the year ended December 31, 2012. This amount was not eliminated from the unaudited condensed combined consolidated pro forma financial statements as it naturally offsets in selling, general and administrative expenses.

(e) Receivables and payables

The receivables and payables between Crown, the Brewery Business and the Company, should be eliminated in the unaudited condensed combined consolidated pro forma balance sheet. As of December 31, 2012, $16.6 million receivables and payables between the three entities have been eliminated.

5. Pro forma adjustments

The following pro forma adjustments are included in the unaudited condensed combined consolidated pro forma financial statements:

(a) Sub-licensing agreement and profit sharing payments

The historical sub-licensing agreement and profit sharing payments have been eliminated as a part of the acquisition agreements. An adjustment has therefore been included in the unaudited condensed combined consolidated pro forma income statement to: (1) eliminate the remaining $77.6 million of the $170.3 million in total royalty payments made by Crown to Grupo Modelo for beer purchases from other Grupo Modelo breweries not forming a part of the transaction; and (2) eliminate the remaining $18.3 million of the $40.8 million in total profit sharing payments made by Crown to Grupo Modelo for beer purchases from other Grupo Modelo breweries.

(b) Brewery Business and Crown estimated purchase consideration

Estimated purchase consideration and the fair value of the Company’s previously held equity interest in Crown over the fair value of net identifiable assets and liabilities acquired is as follows:

(in millions)
Current assets	$531.0
Property, plant and equipment	655.1
Other assets	191.4
Intangible assets	26.3
Goodwill	5,978.0

Total assets acquired	7,381.8

Current liabilities	168.2
Long-term liabilities	65.6

Total liabilities assumed	233.8

Net assets acquired	7,148.0	(iii)
Less—fair value of previously owned 50.0% equity interest	(1,845.0)	(ii)

Net cash expected to be paid	$5,303.0	(i)

i.	The purchase price for the remaining 50% ownership interest in Crown is $1,845.0 million, and the aggregate purchase price for the capital stock of the Brewery Business, and the grant of the sub-license is approximately $2,900.0 million, subject to adjustment if the EBITDA of Grupo Modelo’s operations relating to the production profit on all sales of beer to Crown during 2012, as defined in the Stock Purchase Agreement and referred to below as the “2012 EBITDA”, is greater or less than $310.0 million. If the 2012 EBITDA is less than $310.0 million, the Company will be entitled to a purchase price refund equal to 9.3 times the amount by which the 2012 EBITDA is less than $310.0 million. If the 2012 EBITDA is greater than $310.0 million, the Company will be required to pay an additional purchase price equal to 9.3 times the amount by which the 2012 EBITDA is greater than $310.0 million; provided, the increased purchase price may not exceed a cap based on a 2012 EBITDA of $370.0 million. An adjustment of $558.0 million has been included in the initial purchase price allocation reflecting the maximum purchase price under the purchase agreement. The amount will be determined once the final calculation of the 2012 EBITDA is prepared.

ii.	The Company has historically accounted for its investment in Crown under the equity method. Accordingly, the results of operations of Crown are included in equity in earnings of equity method investees in the Company’s consolidated statements of operations. In addition, the equity method investment asset is carried in other assets on the Company’s consolidated balance sheet.

Based upon the Company’s acquisition of the remaining 50% interest in Crown and the resulting consolidation of the entire enterprise at estimated fair value, a gain of $1,711.7 million was recorded in equity in the unaudited condensed combined consolidated pro forma balance sheet due to the remeasurement of the Company’s previous equity investment in Crown. The adjustment was not reflected in the unaudited condensed combined consolidated pro forma income statement because it is a one-time, non-recurring gain.

Fair value of previously held equity interest	$1,845.0
Less: book value of previously held equity interest, net of tax	(133.3)

Gain on previously held equity interest	$1,711.7

The equity in earnings of equity method investees of $221.1 million for the year ended February 28, 2013 and the equity method investment asset of $169.3 million as of February 28, 2013 has been eliminated from the unaudited condensed combined consolidated pro forma financial statements. The deferred tax liability of approximately $36.0 million associated with the equity method investment in Crown was also reversed.

iii.	The unaudited condensed combined consolidated pro forma financial statements have been prepared using Crown’s and the Brewery Business’ financial statements and disclosures, without the benefit of inspection of the Brewery Business’ books and records. Therefore, except as noted below, the carrying value of assets and liabilities in the Brewery Business’ financial statements are considered to be a proxy for fair value of those assets and liabilities.

The fair value allocated to the newly acquired definite-lived intangible assets is as follows:

	Estimated Fair Value	Estimated Remaining Useful Life
Customer relationships	$22.8	25 years
Distribution agreement	3.5	4 years

Total	$26.3

A definite-lived intangible asset of $22.8 million consisting of the value assigned to Crown’s customer relationships, and another definite-lived intangible asset of $3.5 million consisting of the value assigned to Crown’s distribution agreements, have also been reflected. The amortization related to these intangible assets is reflected as a pro forma adjustment to the unaudited condensed combined consolidated pro forma income statement.

The preliminary fair value of the customer relationships was determined using the “cost method” and the distribution agreement intangible assets was determined using the “income method,” which utilizes financial forecasts of all expected future net cash flows.

The acquired customer relationship and distribution agreement intangible assets will result in the following approximate annual amortization expense in future periods:

2013	$1.8
2014	1.8
2015	1.8
2016	1.8
2017	0.9
Thereafter	18.2

Total	$26.3

Deferred income taxes were adjusted to account for the fair value adjustments associated with the Acquisitions. The analysis of the deferred income taxes was performed using the enacted tax rates of both the Company and the Brewery Business of 35 percent and 29 percent, respectively.

Goodwill in the amount of $5,978.0 million has also been recorded as part of the allocation of the estimated purchase consideration.

An adjustment was made to eliminate and replace Crown’s existing goodwill of $13.0 million with goodwill resulting from the Acquisitions and eliminate Crown’s existing intangible assets of $14.2 million.

A temporary supply agreement has also been negotiated as part of the acquisition agreements whereby Crown can purchase inventory from ABI under a specified pricing arrangement as determined in the agreement, for the required volume of beer needed to fulfill the U.S. demand in excess of the Brewery Business’ capacity until the Brewery Business acquires the necessary capacity to fulfill 100 percent of the U.S. demand. As this specified pricing arrangement is less than fair value, this supply contract has a preliminary estimated value of $280.5 million and recorded in the pro forma balance sheet with one-third in current assets as prepaid expense, and the remainder in other assets, net as noncurrent prepaid expense. This value is to be amortized to cost of product sold as inventory purchased from ABI is ultimately sold to Crown customers. No adjustment was made to the unaudited condensed combined consolidated pro forma income statement as the specified pricing in the supply contract combined with the amortization of the supply contract would approximate the historical product cost reported by Crown.

The preliminary fair value of the supply contract is based on the number of cases Crown purchased in 2012 from sources other than the Brewery Business and the per case pricing as determined by the acquisition agreements.

At this time there is insufficient information as to:

¡

the specific nature, age, condition and location of the Brewery Business’ property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $100 million fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 27 years, depreciation expense would change by approximately $3.7 million.

¡

the nature, condition and quantity of the Brewery Business’ inventory to make a reasonable estimate of fair value. The impact of any adjustment to inventory would be recognized to income during the initial quarter following the Acquisitions.

Following completion of the offer, the Company anticipates that the acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities including additional or reduced allocations to inventory, property, plant and equipment, brand names, customer relationships, the supply contract, etc. will have a significant impact on residual goodwill and future earnings.

(c) Debt, interest and deferred financing costs

To reflect the debt-free, cash-free terms of the Purchase Agreement, adjustments have been recorded to reflect the extinguishment of the Brewery Business’ debt and cash of $227.8 million and $20.8 million, respectively, and to eliminate the Brewery Business’ historical interest expense of $15.6 million.

The unaudited condensed combined consolidated pro forma financial statements were prepared based on either committed or syndicated sources of financing as of April 30, 2013 as follows:

•	the $1,550 million net proceeds from the sale of senior notes with a blended fixed rate of 4.25%;

•	$1,065 million in incremental European term loans with a variable rate of 2.50% contemplated under a proposed second amendment and restatement of the Company’s senior credit facility;

•	$675 million in incremental U.S. term loans with a variable rate of 2.22% contemplated under the proposed second amendment and restatement of the Company’s senior credit facility;

•	$125 million in proceeds from borrowings under the Company’s accounts receivable securitization facility with a variable rate of 1.22%;

•	$650 million in borrowings under the Company’s revolving facility under a proposed second amendment and restatement of its senior credit facility with a variable rate of 2.22%; and

•	$435 million in borrowings under the Company’s amended and restated bridge facility with a variable rate of 5.72%.

The Company currently expects the new $675.0 million U.S. term loan to mature in 2018, amortize in annual amounts of 5% to 10% prior to maturity, and bear interest, at the Company’s option, at a rate equal to (i) LIBOR plus a margin which will initially be 2.00%, or (ii) the base rate plus a margin which will initially be 1.00%, which margins would be subject to change based on the Company’s debt ratio. Of the $1.5 billion term loan facilities to the Company’s newly formed Luxembourg subsidiary of which $1,065 million is committed as of April 30, 2013, the Company expects (a) $500.0 million of such facilities to mature in 2018, amortize in annual amounts of 5% to 10% prior to maturity, and bear interest, at the Luxembourg subsidiary’s option, at a rate equal to (x) LIBOR plus a margin which will initially be 2.00%, or (y) the base rate plus a margin which will initially be 1.00%, which margins would be subject to change based on the Company’s debt ratio, and (b) $1.0 billion of such facilities to mature in 2020, amortize in annual amounts of 1% prior to maturity, and bear interest at a rate equal to LIBOR, subject to a minimum rate of 0.75%, plus a margin of 2.0% (declining to 1.75% if the Company’s debt ratio is less than 4.25:1.0) or, at the Luxembourg subsidiary’s option, a base rate alternative. The Company currently expects the definitions of LIBOR and base rate and the manner in which the Company’s debt ratio is calculated to be substantively identical to those concepts in its 2012 Credit Agreement. There can be no assurance that the Company will enter into an amendment and restatement of its senior credit facility on the terms described above or at all.

To provide assurance of financing to fund the Acquisitions in the event the anticipated sources of funds for the Acquisitions are unavailable for any reason, the Company has entered into a second amended and restated interim loan agreement, which is referred to below as the “Bridge Facility.” The Bridge Facility provides for aggregate credit facilities of $4,375 million. These loans may be borrowed, if at all, only in connection with the closing of the Acquisitions. The Company does not expect to borrow under the

Bridge Facility as it expects to have anticipated permanent financing and available cash resources in place at closing. At closing, borrowing under the incremental European term loan versus the amended and restated bridge facility would result in a decrease of interest expense of $12.9 million. A 1/8% increase or decrease in the interest rate associated with the anticipated permanent financing would impact interest expense by $0.5 million.

Adjustments have been made to the condensed combined consolidated pro forma financial statements to reflect the above financing as follows:

•

An adjustment was made to the pro forma balance sheet to reflect financing costs of $42.4 million for the financing arrangements described above. At this time, as there is insufficient information to calculate the amortization of the deferred financing costs using the effective interest rate method, the Company has used straight-line amortization of these costs to interest expense.

•	An adjustment to recognize a short-term payable of $558 million related to the 2012 EBITDA adjustment, which will be due within 12 months of closing.

•

An adjustment of $148.5 million was made to record additional interest and amortization of deferred financing costs to interest expense for the year ended February 28, 2013. Interest expense was estimated for the period using the interest rates noted above. A 1/8% increase or decrease on the new acquisition variable rate debt and accounts receivable securitization facility interest rate would impact the pro forma income statement by $3.7 million.

•	A 1/8% increase or decrease in the interest rate associated with a senior notes offering would impact the interest expense by $1.9 million.

(d) Taxes

Adjustments to current income taxes have been recorded at the Company’s statutory rate of 35 percent and 30 percent for the Brewery Business. Crown’s income is taxed at the partner level. As a result, a pro forma adjustment has been recognized to tax affect all of Crown’s income using the Company’s statutory rate and the reversal of the tax expense recognized on the Company’s equity in earnings of investee in Crown that was eliminated.

(e) Stockholders’ equity

To reflect the consolidation of Crown and the Brewery Business, Crown’s and the Brewery Business’ historical stockholders’ equity has been eliminated in the unaudited condensed combined consolidated pro forma financial statements.